MOVIE GALLERY SIGNS FORBEARANCE AGREEMENT WITH SENIOR LENDERS

DOTHAN, Ala., July 23, 2007-- Movie Gallery, Inc. (Nasdaq: MOVI) today announced that the Company and certain lenders under its First Lien Credit Facility have executed a Forbearance Agreement that is effective as of July 2, 2007. Under the agreement, the senior lender group will forbear until August 14, 2007 from exercising rights and remedies arising from existing defaults, absent any new defaults under the senior credit facility or the Forbearance Agreement.

Joe Malugen, Chairman, President and Chief Executive Officer of Movie Gallery, said, "We are pleased to be working cooperatively with our lenders to address the Company's current financial situation. In the near future, we expect to present a longer-term solution to the lender group that will address the operational and financial issues currently impacting our business. Meanwhile, our plan is to operate our stores and, together with our outside advisors, execute on our plan to conserve cash and improve profitability. We appreciate the strong support of our customers, the continued dedication of our employees, and the cooperation of our trusted business partners as we work through this challenging period."

About Movie Gallery

The Company is the second largest North American video rental company with more than 4,550 stores located in all 50 U.S. states and Canada operating under the brands Movie Gallery, Hollywood Video and Game Crazy. The Game Crazy brand represents 606 in-store departments and 14 free-standing stores serving the game market in urban locations across the Untied States. Since Movie Gallery's initial public offering in August 1994, the Company has grown from 97 stores to its present size through acquisitions and new store openings. For more information about the Company, please visit our website at: www.moviegallery.com

Forward Looking Statements

To take advantage of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995, you are hereby cautioned that this release contains forward-looking statements, including descriptions of the Company's proposed strategic and restructuring alternatives and liquidity outlook, that are based upon the Company's current intent, estimates, expectations and projections and involve a number of risks and uncertainties. Various factors exist which may cause results to differ from these expectations. These risks and uncertainties include, but are not limited to, the risk factors that are discussed from time to time in the Company's SEC reports, including, but not limited to, the Company's annual report on Form 10-K for the fiscal year ended January 1, 2006 and subsequently filed quarterly reports on Form 10-Q. In addition to the potential effect of these ongoing factors, the Company's liquidity outlook is subject to change based upon the Company's operating performance, including as a result of changes in the availability of credit from the Company's suppliers, and there can be no assurance regarding the Company's ability to complete any restructuring or other transaction. The Company undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events, or otherwise.

Contacts

Analysts and Investors: Thomas Johnson, Movie Gallery, Inc., 334-702-2400
Media: Andrew Siegel, Joele Frank, Wilkinson Brimmer Katcher, 212-355-4449